Exhibit 10.6

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (“Agreement”) dated the 15th day of June 2015, by and between Modern Round, L.L.C., a Nevada limited liability company (“Employer”), and William Scheidhauer (“Employee”).

WHEREAS, Employee is an executive officer and a valued employee of Employer.

WHEREAS, Employer and Employee desire to agree to the results of any termination of Employee’s employment by Employer other than for cause.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Result of Termination Other than for Cause. In the event that Employer terminates Employee’s employment with Employer other than for cause (a) subject to the execution by the Employee of a release agreement containing standard terms in the form generally used by the Employer, Employer shall pay Employee’s base salary for a period of 12 months following such termination, (b) Employer shall pay to Employee, at the same time as bonuses are paid to Employer’s other executives, a pro-rated annual bonus for the year of termination equal to the annual bonus that the Employee would have received had he been employed by the Employer on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days that have elapsed in such year through the termination date divided by 365, and (c) all unvested stock-based compensation held by Employee shall vest as of the date of termination. As used herein, “cause” shall mean any termination of Employee’s employment by Employer as a result of Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Employee willfully violating in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions. The amounts payable under subparagraphs (a), (b) and (c) above are subject to required tax and other withholdings. The amounts payable under subparagraph (a) above shall be paid on Employer’s regular payroll schedule commencing as described below on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii), and shall be conditioned upon the Employee’s execution of a general release of claims that becomes irrevocable within 60 days of Employee’s termination date. The amount payable under subparagraph (b) above, if any, shall be paid after the end of the year for which the bonus applies but not later than March 15 of the year following the year to which the bonus applies and would otherwise be earned. Any payments due to the Employee under subparagraph (a) above shall be forfeited if the Employee fails to execute a general release of claims that becomes irrevocable within 60 days after the Employee’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:

(i) To the extent any payments due to the Employee under subparagraph (a) above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this

Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

(ii) To the extent any payments due to the Employee under subparagraph (a) above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

2. Competition and Confidential Information.

(a) Interests to be Protected. The parties acknowledge that Employee performs essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee is exposed to, has access to, and works with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. For the period equal to 24 months after the termination by Employer of Employee’s employment with Employer other than for cause or upon resignation by Employee, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the United States. As used herein, the term “competitive business” shall mean any business that operates as a virtual shooting entertainment or training facility similar to Modern Round or its subsidiaries during Employee’s employment.

(c) Non-Solicitation of Employees. For a period of 24 months after the termination by Employer of Employee’s employment with Employer other than for cause or resignation by Employee, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) Confidential Information. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

(e) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession, whether prepared by Employee or not.

(f) Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.

(g) Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.

(h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 2 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 2 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

3. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(1)	If to Employer:

7377 East Double Tree Road, Suite 200

Scottsdale, Arizona 85258

Attention: Vice Chairman

with a copy given in the manner

prescribed above, to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant

(2)	If to Employee:

7377 East Double Tree Road, Suite 200

Scottsdale, Arizona 85258

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 3 for the giving of notice.

(b) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A, Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Employee’s termination of employment (whether such payments or benefits are provided to Employee under this Agreement or under any other plan, program, or arrangement of Employer), until the earlier of (i) the date which is the first business day following the six-month anniversary of Employee’s “separation from service” (within the meaning of Section 409A) for any reason other than death or (ii) Employee’s date of death, and such payment or benefits that, if not for the six-month delay described herein would be due and payable prior to such date shall be made or provided to Employee on such date. Employer shall make the determination as to whether Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Employee’s “separation of service” will notify Employee whether or not he is a “specified employee.”

(c) Savings Clause. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (i) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Employer of providing the applicable benefit or payment and (ii) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon Employee or Employer.

(d) Reimbursements. Except as expressly provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(e) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(f) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Nevada, notwithstanding any Nevada or other conflict-of-interest provisions to the contrary.

(g) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(h) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(i) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(j) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(k) No Participation in Severance Plans. Except as contemplated by this Agreement, Employee acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Employee pursuant to the terms of any severance pay arrangement of Employer or any affiliate thereof, or any other similar arrangement of Employer or any affiliates thereof providing for benefits upon involuntary termination of employment.

(l) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(m) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(n) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MODERN ROUND, L.L.C.

By:	/s/ Barry Monheit
Barry Monheit
Vice Chairman

/s/ William Scheidhauer
William Scheidhauer

Signature Page to Severance Agreement